EXHIBIT 16

August 22, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K dated August 18, 2006 of Cal-Maine Foods, Inc., and are in agreement with the statements contained in the first and second sentences of the first paragraph and the second paragraph of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST & YOUNG LLP
Ernst & Young LLP